                                                                   EXHIBIT 11.1


         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                         Quarter Ended         Quarter Ended
                                                         June 30, 1997         June 30, 1996
                                                     -------------------     -------------------
                                                                  Fully                  Fully
                                                     Primary     Diluted     Primary    Diluted
                                                     -------------------     ------------------
Net Earning (loss)                                   $   551     $   551     $  620     $  620
                                                     ===================     =================

Weighted average number of common
  shares outstanding                                   9,014       9,014      6,465      6,465

Excess of shares issuable upon exercise of stock
  options over shares deemed retired under the
  "treasury stock" method                              1,027       1,065        639        769
                                                     -------------------     -----------------
Weighted average number of common
  and dilutive common equivalent shares
  outstanding                                         10,041      10,079      7,104      7,234
                                                     ===================     =================

Earnings (loss) per common and common
  equivalent share                                   $  0.05     $  0.05     $ 0.09     $ 0.09
                                                     ===================     =================